Exhibit 10.31.3

STOCK OPTION ADDENDUM

This Stock Option Addendum (this “Addendum”) is entered into as of June 2, 2003 by and between Exult, Inc. (the “Company”) and John A. Adams (“Optionee”).

Optionee has entered into an employment agreement with the Company dated June 2, 2003 (the “Employment Agreement”). In consideration of the Employment Agreement, the provisions hereof, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Optionee hereby agree as follows:

1. Upon an Involuntary Termination that occurs at any time from 60 days before a Change in Control until 548 days after a Change in Control, subject to Section 2, (i) all of the Covered Restricted Stock that has not vested and become free of restrictions will automatically vest in full on an accelerated basis and become free of contractual restrictions imposed by the Company (but such shares may continue to be subject to transfer restrictions or requirements under applicable securities laws or regulations), and (ii) all of the shares of the Company’s capital stock that are at the time of the Involuntary Termination subject to outstanding Covered Options or issued upon exercise of Covered Options prior to vesting shall automatically vest in full on an accelerated basis so that the Covered Options shall immediately become exercisable for all underlying shares as fully-vested and all shares issued upon exercise of Covered Options prior to vesting will become free of repurchase rights. The Covered Restricted Stock and Covered Options shall remain governed by the plan pursuant to which they were granted, including in the case of options for purposes of the period for which they will remain exercisable, except to the extent the plan is modified by a written agreement between Optionee and the Company. In order to facilitate the vesting that would be provided by this Addendum in case of a Change in Control occurring 60 days or less after an Involuntary Termination preceding that Change in Control, any cancellation or termination of unvested Covered Restricted Stock and Covered Options that would occur as a result of the Involuntary Termination will be deferred until it is determined that no vesting of that Covered Restricted Stock or those Covered Options will occur pursuant to this Addendum. However, notwithstanding the foregoing, this Addendum will not extend the term or cause vesting of any Covered Restricted Stock or Covered Options that have lapsed according to their terms or upon expiration of their initial term before occurrence of the Involuntary Termination and Change in Control required to trigger vesting under this Addendum.

2. The benefits provided to Optionee under this Addendum will in each case be contingent upon and subject to Optionee’s execution and delivery to the Company, and the effectiveness upon any applicable period of revocability, of a written release in substantially the form attached hereto as Exhibit A.

3. (a) The benefits provided to Optionee under this Addendum will be subject to appropriate income tax withholding and other deductions required by applicable laws or regulations or approved by Optionee, and Optionee will be responsible for all income taxes payable as a result of receipt of benefits under this Addendum.

(b) If Optionee becomes obligated to pay any excise tax on excess parachute payments under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any similar or successor law or regulation, whether as a result of benefits provided to Optionee under this Addendum or another agreement by or plan of the Company or any Affiliate of the Company, or both, the Company shall pay an additional amount (the “Gross-Up Payment”) to Optionee at the time specified in the following paragraph. The Gross-Up Payment shall be equal to the amount necessary so that the net amount retained by Optionee, after subtracting the parachute excise tax imposed by Section 4999 of the Code or any successor statute then in effect (the “Excise Tax”), and after also subtracting all federal, state or local income tax, FICA tax and Excise Tax on the Gross-Up Payment, shall be equal to the net amount Optionee would have retained if no Excise Tax had been imposed and no Gross-Up Payment had been paid. The amount of the Gross-Up Payment shall be determined in good faith by independent accountants or tax counsel selected by the Company and acceptable to Optionee, who shall apply the following assumptions: (i) Optionee shall be treated as paying federal income taxes at the highest marginal rate in the calendar year in which the Gross-Up Payment is made, and (ii) Optionee shall be treated as paying state and local income taxes at the highest marginal rate(s) in the calendar year in which the Gross-Up Payment is made in the locality of Optionee’s residence as of the effective date of Optionee’s termination or resignation, net of the maximum reduction in federal income taxes that could be obtained from deducting those state and local taxes.

The Gross-Up Payment shall be made within five business days after the event that triggered the Company’s obligation to provide the benefits upon which taxes as described in this Section 3 are payable (the “Triggering Event”), provided that if the Gross-Up Payment cannot be determined within that time, the Company shall pay Optionee within that time an estimate, determined in good faith by the Company, of the minimum amount of the Gross-Up Payment and shall pay the remainder (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount can be determined but in no event later than the 30th day after the Triggering Event. If the estimated payment is more than the amount later determined to have been due, the excess (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be repaid by Optionee within five business days after written demand.

If the actual Excise Tax imposed is less than the amount that was taken into account in determining the amount of the Gross-Up Payment, Optionee shall repay at the time that the amount of the reduced Excise Tax is finally determined the portion of the Gross-Up Payment attributable to that reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax, FICA tax and federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by Optionee, to the extent the repayment results in a reduction in or refund of the Excise Tax, FICA tax or federal, state or local income tax), plus interest on the amount of the repayment at the rate provided in Section 1274(b)(2)(B) of the Code. If the actual Excise Tax imposed is more than the amount that was taken into account in determining the amount of the Gross-Up Payment, the Company shall make an additional gross-up payment in respect of such excess (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) at the time that the amount of the excess is finally determined.

4. For purposes of this Addendum, the following definitions apply:

“Cause” means (i) Optionee has engaged in any “Misconduct” as defined at the time thereof in the Company’s 2000 Equity Incentive Plan or the successor plan thereto; or (ii) Optionee’s conviction of, or plea of nolo contendere to, any felony or misdemeanor in which the actions forming the basis for the charges for which Optionee was convicted or to which Optionee pled nolo contendere manifested moral turpitude or fraud by Optionee: or have a material adverse effect (including without limitation reputational effect) upon the Company; or demonstrate that Optionee is manifestly unfit for a position of leadership and trust in the Company, provided that Executive shall not be deemed to have been terminated for Cause unless and until (1) the Company’s board of directors, after Executive has had a reasonable opportunity to address the board regarding the situation and respond to any questions that directors may have with respect to the alleged grounds for termination, determines that Executive has engaged in conduct constituting Cause as defined herein; and (2) Executive is given a copy of certified resolutions, duly adopted by the affirmative vote of at least a majority of the full membership of the Company’s board of directors, finding that, in the reasonable good faith opinion of a majority of the board of directors, Executive has engaged in conduct constituting Cause as defined herein, which specify in detail the grounds for termination and indicate that the grounds for termination have not been cured within the applicable time limits, if any.

“Change in Control” has the meaning set forth at the time thereof in the Company’s 2000 Equity Incentive Plan or the successor plan thereto, provided that for purposes hereof the threshold for a Change in Control resulting from stock accumulation shall be 50% rather than 30%, and paragraph (i) of the definition of “Change in Control” in the 2000 Equity Incentive Plan shall accordingly be read to substitute 50% for 30% in each case therein.

“Covered Restricted Stock” means all shares of restricted stock of the Company or its successor issued to Optionee at any time before or after execution of this Addendum and all securities issued in replacement for such shares, provided that with respect to any restricted stock originally issued to Optionee after the date of this Addendum (“Subsequent Restricted Stock”), the Company may specify at any time within 30 days before or after the original date of issuance thereof that such Subsequent Restricted Stock is not Covered Restricted Stock for purposes hereof.

“Covered Options” means all options to purchase capital stock of the Company or its successor issued to Optionee at any time before or after execution of this Addendum and all options or other securities issued in replacement for such options, provided that with respect to any stock options originally issued to Optionee after the date of this Addendum (“Subsequent Options”), the Company may specify at any time within 30 days before or after the original date of issuance thereof that such Subsequent Options are not Covered Options for purposes hereof.

“Disability” means Permanent Disability as defined at the time thereof in the Company’s 2000 Equity Incentive Plan, or the successor plan thereto.

“Executive Officers” means officers of the Company or its affiliates with whom the Company has entered into an addendum substantially in the form hereof.

Resignation with “Good Reason” means (i) breach by the Company of Optionee’s Employment Agreement or any other material legal obligation to Optionee in any material respect and failure to cure such breach within 15 days of receipt from Optionee of a written demand for cure delivered to the Company within 60 days after Optionee became aware of the breach, followed by resignation by Optionee of Optionee’s employment within 30 days after the end of such 15-day cure period; or (ii) resignation by Optionee of Optionee’s employment within 30 days after (A) being directed to relocate Optionee’s primary work location by more than 25 miles, which relocation would increase Optionee’s commuting distance over the distance to Optionee’s primary work location before the change; (B) Optionee’s level of responsibility, duties, title, or reporting relationships are diminished in any material way; (C) Optionee’s annual salary is reduced by more than 15% in any 365-day period or, in any event, below $425,000; (D) Optionee’s bonus or other incentive compensation eligibility or participation is reduced disproportionately to other Executive Officers, taking into account relative annual salary levels (provided that non-payment to Optionee of incentive compensation because of Optionee’s failure to achieve reasonable performance milestones consistent with a written incentive compensation plan that was fairly administered will not constitute Good Reason); or (E) any successor to the Company or its business fails in any acquisition of the Company or its business, or any other reorganization or change-in-control transaction to assume in full all of the obligations of the Company under this Addendum.

“Involuntary Termination” means:

(i) Optionee’s involuntary dismissal or discharge by the Company or its successor under circumstances other than Cause, death or Disability, or

(ii) Optionee’s resignation with Good Reason.

5. (a) Except as described in the second sentence of this Section 5(a) or as otherwise expressly provided in this Agreement, this Addendum supersedes any and all (i) provisions of previous agreements or addenda related to acceleration of option vesting upon a Change in Control or “Corporate Transaction,” all such provisions of previous agreements or addenda being hereby terminated and of no further force or effect and (ii) contrary provisions of any plan pursuant to which Covered Restricted Stock or Covered Options are granted. However, this Addendum is a supplement to, and not a limitation of, the rights of Optionee under the plans pursuant to which the Covered Restricted Stock and Covered Options are issued, and nothing in this Addendum limits acceleration of restricted stock or stock options or other benefits provided to Optionee under stock plans of the Company or separate written agreements entered into by the Company or its successors on or after the date hereof.

(b) Notwithstanding subsection (a) above, if Optionee has rights to acceleration of vesting of the same restricted stock or stock options under this Addendum and also under a separate severance plan or agreement, which rights are triggered in connection with the same termination of employment, then the rights as set forth herein shall govern, such that Optionee’s rights under Section 3(b) hereof will apply to all restricted stock and stock option acceleration, and any rights of the Company under any such separate severance plan or agreement to cancel restricted stock or stock options or to rescind stock option exercises, or to cease or recover severance payments, will not be applicable. However, this Addendum will supplement but not limit any rights of Optionee to receive cash severance payments pursuant to any separate severance plan or agreement.

(c) Without limiting the foregoing, if Optionee becomes entitled to the benefits provided under this Addendum, Section 4.14 of the Company’s 2000 Equity Incentive Plan, and any similar provisions of any other plan or agreement otherwise applicable to Optionee or Covered Restricted Stock or Covered Options, will cease to apply to, and will in no way affect or confer upon the Company, its successors, or any other party, any rights against, Optionee or Covered Restricted Stock or Covered Options.

6. Sections 10(b) [Notices], 10(d) [Governing Law; Severability], 10(e) [Remedies], 10(f) [Arbitration], 10(g) [Waivers; Amendments] and 10(h) [Counterparts] of the Employment Agreement shall be applicable to this Addendum as though set forth herein.

IN WITNESS WHEREOF, the Company and Optionee have entered into this Addendum as of the date first above set forth.

EXULT, INC.

By:
	James C. Madden, V	John A. Adams
President & CEO

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